EXHIBIT 6.3

AMENDMENT NO. 2 TO
BROKER/DEALER AGREEMENT

LAKESIDE MORTGAGE FUND LLC, a California limited liability company (“Issuer”), and ePLANNING SECURITIES, INC., a California corporation (“Broker”), effective as of January 17, 2007, agree as follows:

1. Background and Purpose. Issuer and Broker have entered into that Broker/Dealer Agreement, dated June 2, 2003 (the “Agreement”). The Agreement was amended by Amendment No. 1, effective as of March 1, 2004. The parties now wish to amend the Agreement further, as set forth below. Unless otherwise indicated, all capitalized terms herein shall have the meanings set forth in the Agreement.

2. Amendment. The Agreement is amended as follows:

2.1. All references in the Agreement to “March 1, 2004” as the date of the Offering Circular, and the date of the permit issued by the California Department of Corporations (“DOC”), are hereby amended to read “January 17, 2007.” This new date reflects the date of the renewal of the permit issued by the DOC pursuant to which the Units are being offered.

2.2. Section 6 of the Agreement is amended to read as follows:

6. Commissions. As consideration for the services provided by Broker hereunder, Issuer shall pay to Broker the following commissions based on amounts transferred to Issuer by investors which have been referred by Broker, and which have purchased Units, after having been accepted by Issuer (“Invested Amounts”). Issuer reserves the right to reject any offer (in the form of a completed and executed Subscription Agreement) by a prospective investor referred by Broker, and Broker will be paid the commission hereunder only on consummated sales of Units to investors referred by Broker. Issuer shall pay Broker an amount based on either Plan A, Plan B, or Plan C, as described below, with the selection of the plan made by the particular selling agent of the Broker (“Selling Agent”) for each individual investor:

(a) Plan A. Under Plan A, Issuer shall pay to Broker the following amounts:

(i) a commission, to be distributed to the Selling Agent, of six percent (6%) of all Invested Amounts invested by the investor;

(ii) a marketing fee of one half percent (0.5%) of all Invested Amounts invested by the investor; and

(iii) an annual trailer commission, to be distributed to the Selling Agent, equal to one percent (1.0%) of all Invested Amounts of the investor remaining invested with Issuer. This trailer commission will start to accrue after 60 months (with the first annual trailer commission payment made, therefore, on the 72-month anniversary).

1 of 3

(b) Plan B. Under Plan B, Issuer shall pay to Broker the following amounts:

(i) a commission, to be distributed to the Selling Agent, of four percent (4%) of all Invested Amounts invested by the investor;

(ii) a marketing fee of one half percent (0.5%) of all Invested Amounts invested by the investor; and

(iii) an annual trailer commission, to be distributed to the Selling Agent, equal to one percent (1.0%) of all Invested Amounts of the investor remaining invested with Issuer. This trailer commission will start to accrue after 36 months (with the first annual trailer commission payment made, therefore, on the 48-month anniversary).

(c) Plan C. Under Plan C, Issuer shall pay to Broker the following amounts:

(i) a commission, to be distributed to the Selling Agent, of two percent (2%) of all Invested Amounts invested by the investor;

(ii) a marketing fee of one half percent (0.5%) of all Invested Amounts invested by the investor; and

(iii) an annual trailer commission, to be distributed to the Selling Agent, equal to one percent (1.0%) of all Invested Amounts of the investor remaining invested with Issuer. This trailer commission will start to accrue after 12 months (with the first annual trailer commission payment made, therefore, on the 24-month anniversary).

The amounts described in subparagraphs (a)(i), (b)(i) and (c)(i) shall be paid within thirty (30) days following the purchase of Units by the investor.

The amounts described in subparagraphs (a)(iii), (b)(iii), and (c)(iii) shall be paid within thirty (30) days following the last day of the quarter in which the anniversary of the initial investment by the investor occurs. The amount of the payment shall be one percent (1.0%) of the average daily capital account balance of the investor during the previous year which ended on the most recent anniversary date.

6.1. Investments Referred by Registered Investment Advisors (“RIAs”). With regard to a sale by a Selling Agent which is an RIA and which does not collect commissions from sales of securities, no commission shall be paid by Issuer for the Invested Amount. In recognition of the foregone commission, the account of the investor shall be credited with an additional two percent (2%) of the Invested Amount. For example, if an investor invests $100 through an RIA to whom no commission is paid, the investor’s account will be credited with an investment of $102. Issuer shall pay Broker a marketing fee of one half percent (0.5%) of all Invested Amounts invested by the investor under this Section 6.1.

6.2. Investments by Selling Agents. With regard to a direct investment by a Selling Agent, no commission shall be paid by Issuer for the Invested Amounts. In recognition of the foregone commission, the account of the Selling Agent shall be credited with an additional two percent (2%) of the Invested Amount. For example, if a Selling Agent invests $100 and no commission is paid, the investor’s account will be credited with an investment of $102. No marketing fee shall be paid to Broker for Invested Amounts under this Section 6.2.

2 of 3

3. Effect on Other Provisions. All other provisions of the Agreement which are not amended in this Amendment No. 2 shall be unaffected by this amendment and remain in full force and effect as set forth in the Agreement.

4. Signatures.

ePLANNING, SECURITIES INC., A California corporation

By:
(Cliff Gamble, President and CEO)

LAKESIDE MORTGAGE FUND, LLC, A California limited liability company By: Lakeside Financial Group, Inc., Manager

By:
(William F. Webster, President)

3 of 3